EXHIBIT 99.1

Behringer Harvard Obtains Debt Financing for Palms of Monterrey, Completing Final Phase of Opportunistic Investment Strategy

DALLAS, June 24, 2010 — Behringer Harvard announced today that it has obtained a Freddie Mac-financed loan secured by a first mortgage lien on The Palms of Monterrey, a stabilized 408-unit multifamily community in Fort Myers, Florida. The debt financing has a seven-year term and Holliday Fenoglio Fowler, L.P. assisted in placing the debt.

“Our strategy was to use cash to purchase the property’s senior mortgage, foreclose on the current owner to gain fee simple title to the property, and then refinance our all-cash purchase with debt at attractive terms,” said Mr. Samuel A. Gillespie, Chief Operating Officer of Behringer Harvard Opportunity REIT II, Inc. “This successful debt financing represents more than a new loan; it’s the capstone of our multi-tiered plan. The process we used to acquire The Palms of Monterrey now represents a ‘proof of concept’ for our approach of purchasing asset-level debt leading to ownership of the collateral property within the opportunity REIT model.”

Behringer Harvard originally invested in the senior mortgage debt on The Palms of Monterrey in October 2009 via a joint venture between Behringer Harvard Opportunity REIT II, Inc., which is a 90 percent partner, and a separate partnership formed by DeBartolo Development and Christian Tyler Properties, LLC, which is a 10 percent partner. In May 2010, the joint venture foreclosed on the senior mortgage debt and purchased The Palms of Monterrey at the foreclosure sale, thereby acquiring fee title to the property. Possession of fee title to the property enabled the joint venture to execute debt financing at today’s favorable terms.

Constructed in 2001 at 15250 Sonoma Drive, the community’s resort-style amenities include a clubhouse with a business center, a fitness center with a racquetball facility, a lighted tennis court, a playground, two heated pools and a poolside hot tub. Units feature one, two or three bedrooms and range in size from 1,008 to 1,496 square feet.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT II, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer

Harvard Opportunity REIT II, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600